	For:	Alamo Group Inc.

	Contact:	Robert H. George Vice President 830-372-9621
For Immediate Release
Financial Dynamics Eric Boyriven/Alexandra Tramont 212-850-5600

ALAMO GROUP INC. COMPLETES ACQUISITION OF GRADALL EXCAVATOR BUSINESS

SEGUIN, Texas, February 3, 2006 -- Alamo Group Inc. (NYSE: ALG) announced that effective today it has purchased substantially all of the assets and assumed certain liabilities of the Gradall excavator business of JLG Industries, Inc. (NYSE: JLG).  The purchase price was $39.4 million, subject to adjustments, according to the terms of the Asset Purchase Agreement and is expected to be accretive to Alamo's earnings in 2006.  This purchase is being funded by Alamo's expanded line of credit as described below.

Gradall's excavator and related equipment services revenues were approximately $75.6 million for the fiscal year ended July 31, 2005.  As part of Alamo Group, Gradall will continue to manufacture its excavator products at the facility in New Philadelphia, Ohio, which was included in the acquisition.  The majority of the employees at that facility will be retained to support the continued excavator production and to manufacture certain components for other JLG products which were being made at this facility, at least on a temporary basis.

Ron Robinson, Alamo Group's President and CEO commented, "This is an exciting development for Alamo and one that will be synergistic to our business.  Over half of Gradall's sales are to governmental buyers and related contractors for grading and maintenance along right-of-ways, which makes it an ideal fit with our Industrial Division.  This Division sells a variety of products including mowing equipment, street sweepers, road patchers, snow removal and other equipment for maintenance along roads and right-of-ways.  With Alamo and Gradall together, we feel we can expand our market coverage and mutually enhance our sales potential, making this an excellent opportunity for Alamo Group.  Like many of our products, the Gradall excavator, with its telescoping boom arm arrangement, is a high quality product that serves a unique niche in the market."

"We are also pleased to announce that Michael Haberman will be President of Gradall.  Mike has been with Gradall for over 18 years and most recently served as Vice President of Excavator Products."

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ALAMO GROUP INC. COMPLETES ACQUISITION OF GRADALL EXCAVATOR                   PAGE 2

The Company also announced today that it has entered into an Amended and Restated Revolving Credit Agreement between the Company and its lenders, Bank of America, N.A., JP Morgan Chase Bank and Guaranty Bank to expand the facility from $70 million to $125 million.  The Company has the ability to request an increase in commitments by $25 million.  In addition, the asset coverage ratio was reduced and interest margins were lowered.  The final maturity remains the same at August 25, 2009.

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor and truck mounted mowing and other vegetation maintenance equipment, street sweepers, agricultural implements, front-end loaders, backhoes and related after market parts and service.  The Company, founded in 1969, has over 1,860 employees and operates fifteen plants in North America and Europe.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results.  Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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